May 15, 2006



John Hancock Capital Series
101 Huntington Avenue
Boston, MA 02199

RE:     John Hancock Capital Series (the "Trust") on behalf of:
         John Hancock Classic Value Fund, John Hancock Classic Value Fund II, John Hancock Core Equity Fund, John Hancock International Classic Value Fund,John Hancock Large Cap Select Fund, John Hancock U.S. Global Leaders Growth Fund, John Hancock Allocation Core Portfolio and
         John Hancock Allocation Growth & Value Portfolio (the "Funds")
        File Nos. 2-29502; 811-1677 (0000045291)
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Ladies and Gentlemen:

In connection with the filing of Post Effective Amendment No. 77 under the Securities Act of 1933, as amended, and Amendment No. 56 under the Investment Company Act of 1940, as amended, for John Hancock Capital Series (the "Trust") it is the opinion of the undersigned that the Trust's shares when sold will be legally issued, fully paid and nonassessable.

In connection with this opinion it should be noted that the Trust is an entity of the type generally known as a "Massachusetts business trust." The Trust has been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts. Under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. However, the Trust's Declaration of Trust disclaims shareholder liability for obligations of the Trust and indemnifies the shareholders of a Fund, with this indemnification to be paid solely out of the assets of that Fund. Therefore, the shareholder's risk is limited to circumstances in which the assets of a Fund are insufficient to meet the obligations asserted against that Fund's assets.


                                Sincerely,


                                /s/Alfred P. Ouellette
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                                Alfred P. Ouellette
                                Assistant Vice President and Assistant Secretary